Exhibit 23.1

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100

www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 1 to this Registration Statement on Form S-1 of our report dated February 12, 2026, relating to the financial statements of Aeon Acquisition I Corp. as of and for the period ended from August 1, 2025 (inception) to August 26, 2025, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY
February 12, 2026

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

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